SUB-ITEM 77D

Effective July 1, 2014, the name of MFS Money Market Fund will change to MFS U.S. Government Money Market Fund and the fund will adopt a non-fundamental investment policy of normally investing at least 80% of its assets in U.S. Government money market instruments and repurchase agreements collateralized by U.S. Government securities, as described in the supplement, dated April 16, 2014, to the fund's then current prospectus and in the Summary Prospectus dated December 29, 2013, as amended April 16, 2014, each as filed with the SEC via EDGAR on such dates under Rule 497 under the Securities Act of 1933. Such descriptions are hereby incorporated by reference.

On April 8, 2014, the Board of Trustees of MFS Government Money Market Fund approved the liquidation and termination of the fund, which is scheduled for July 23, 2014, as described in the supplement, dated April 16, 2014, to the fund's then current prospectus and in the Summary Prospectus dated December 29, 2013, as amended April 16, 2014, each as filed with the SEC via EDGAR on such date under Rule 497 under the Securities Act of 1933. Such descriptions are hereby incorporated by reference. Shareholder approval of the liquidation is not required.




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